Exhibit 5.1

By Hand	27 November 2002

Cadbury Schweppes plc
25 Berkeley Square, London W1J 6HB Attention: The Directors

Dear Sirs,

Cadbury Schweppes plc
The Cadbury Schweppes United States and Canada Employee Stock Purchase Plan 1994
and
The Cadbury Schweppes Share Option Plan 1994

     We have acted as English solicitors to Cadbury Schweppes plc (the “Company”) and are giving this opinion in connection with its Registration Statement on Form S–8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the allotment of up 30 million Ordinary Shares of 12.5p each (the “Shares”) of the Company, pursuant to the Company’s United States and Canada Stock Purchase Plan 1994 and to the Company’s Share Option Plan 1994 (respectively, the “Plans”).

     For the purpose of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the Memorandum and Articles of Association of the Company, extracts from the minutes of the Annual General Meeting of the Company dated 5th May, 1994, extracts from the minutes of and certain written resolutions of the Remuneration Committee of the board of directors of the Company dated 21st December, 1994, 31st March, 1995, 28th September, 1995, 26th September, 1996, 26th March, 1997, 4th September, 1997, 8th May, 1998, 11th September, 1998, 26th March, 1999, 3rd September, 1999, 10th March, 2000, 1st September, 2000, 11th September, 2000, 16th March, 2001, 31st August, 2001, 15th March, 2002, and 23rd August, 2002, extracts from the minutes of a committee of the directors dated 4th October, 1994, 16th October, 1995, 13th June, 1996, 3rd June, 1997, 26th August, 1997, 12th February, 1998, 3rd July, 1998, 5th August, 1999, 12th June, 2000, 16th July, 2001 and 19th July, 2002, and the Registration Statement on Form S–8 to be filed on or about the date of this letter under the Securities Act by the Company with the Securities and Exchange Commission.

     We have assumed:

(i)	the conformity to original documents of all copy documents examined by us; and
(ii)	that the information disclosed in the CH Direct print out obtained by us from the United Kingdom Companies House database on 26th November, 2002 and by our telephone search at the Central Registry of Winding up Petitions on 27th November, 2002 in relation to the Company was then complete, up to date, and has not since then been materially altered or added to, that such searches did not fail to disclose any information relevant for the purposes of this opinion, and that no petition for an administration order in respect of the Company has been presented in any court in England and Wales.

     Based upon and subject to the foregoing, we are of the opinion (1) that the Shares deliverable pursuant to the Plans form part of the authorised share capital of the Company; (2) that all necessary corporate action on the part of the Company has been taken to authorise the issue of such Shares (pursuant to the Plans or otherwise); and (3)(a) that (if the Shares are issued pursuant to the Plans), upon such Shares being issued and the exercise price therefor having been paid pursuant to the Plans (provided that such exercise price shall be in any event an amount per share not less than the nominal value of such Share), then, upon the holders of such Shares agreeing to become members of the Company and the due registration of the names of such holders in the Company’s Register of Members, such Shares will have been duly authorised, validly issued and fully paid; or (3)(b) that (if such Shares are to be transferred to holders of options under the Plans upon the exercise of such options), then such Shares will have been duly authorised, validly issued and fully paid.

     This opinion is limited to English law as applied by the English courts as at today’s date and is given on the basis that it will be governed by and construed in accordance with English law. Any liability howsoever arising out of this opinion is to be governed by English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws and in particular the laws of the State of New York and the United States of America.

     This opinion is addressed to you solely in connection with the filing of the Registration Statement and on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

Slaughter and May